UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                          (Amendment No. _______)

                UNDER THE SECURITIES EXCHANGE ACT OF 1934


                         ROGUE WAVE SOFTWARE, INC.
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                            (Name of Issuer)

                              Common Stock
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                     (Title of Class of Securities)

                               775369 10 1
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                              (CUSIP Number)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


        CUSIP No. 775369 10 1


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(1)     Names of Reporting Persons  I.R.S. Identification Nos. of Above Persons
        (entities only)

         R. Dean Hallman

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(2)     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  /   /
          (b)  /   /

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

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(3)     SEC Use Only

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(4)     Citizenship or Place of Organization
        United States

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Number of Shares      (5) Sole Voting Power            550,615
Beneficially Owned    (6) Shared Voting Power              -0-
by Each Reporting     (7) Sole Dispositive Power       550,615
Person With           (8) Shared Dispositive Power         -0-

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(9)     Aggregate Amount Beneficially Owned by Each Reporting Person

         550,615

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(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)

          /___/

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(11)     Percent of Class Represented by Amount in Row (9)
         6.5%

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(12)     Type of Reporting Person (See Instructions)
         IN

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                                     Page 2

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ITEM 1(a)

Name of Issuer:    Rogue Wave Software, Inc. ("Issuer")

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ITEM 1(b)

Address of Issuer's Principal Executive Offices:

     850 S.W. 35th Street, Corvallis, OR 97333

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ITEM 2(a)

Name of Person(s) Filing:    R. Dean Hallman

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ITEM 2(b)

Address of Principal Business Office or, if none, Residence:

     9001 Aerial Center, Suite 110, Morrisville, NC  27560

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ITEM 2(c)

Citizenship:    United States

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ITEM 2(d)

Title of Class of Securities:    Common Stock

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ITEM 2(e)

CUSIP Number:    775369 10 1

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                                     Page 3

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ITEM 3

       Not Applicable

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ITEM 4

Ownership

     (a)  Amount Beneficially Owned:     550,615
     (b)  Percent of Class:     6.5%
     (c) Number of shares as to which such person has:
         (i) sole power to vote or to direct the vote:                 550,615
         (ii) shared power to vote or to direct the vote:                  -0-
         (iii) sole power to dispose or to direct the disposition of:  550,615
         (iv) shared power to dispose or to direct the disposition of:     -0-

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ITEM 5

Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following   /   /

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ITEM 6

Ownership Of More Than Five Percent On Behalf Of Another Person

      Not Applicable.

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ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

     Not Applicable.

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ITEM 8

Identification and Classification of Members of the Group

     Not Applicable.

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ITEM 9

Notice of Dissolution of Group

     Not Applicable.

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                                    Page 4

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ITEM 10

Certification     Not Applicable.

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                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 27, 1998
                                               Date

                                               R. Dean Hallman
                                               -----------------------
                                               Signature


                                               R. Dean Hallman
                                               Name/Title


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